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                                                                    Exhibit 10.7



                                                August 8, 2000



PERSONAL & CONFIDENTIAL

Mr. Christopher Butler
83 Rice Road
Wayland, MA  02178

Dear Chris:

         This letter agreement (the "Agreement") confirms the agreement that we have reached regarding your transition and severance arrangements in connection with the termination of your employment with Servicesoft Technologies Inc. (the "Company"). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company from claims that you may have against it or any related companies, releasing you from claims that the Company may have against you, and permitting you to receive separation pay and other benefits and retain certain restricted stock.

         You are entering into this Agreement voluntarily. You understand that you are giving up your right to bring all possible legal claims against the Company, including claims relating to your employment and termination. If you were not to enter into this Agreement and were to bring any claims against the Company, the Company would dispute the merits of those claims and would contend that it acted lawfully and for good business reasons with respect to you.

         You understand that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you or to any other person.

         With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:



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Mr. Chris Butler
August 8, 2000
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1.   EMPLOYMENT ARRANGEMENTS

     You and the Company acknowledge and agree that effective as of July 7, 2000 (the "Termination Date"), your employment as President and Chief Executive Officer of the Company pursuant to the employment offer letter dated August 9, 1999 (collectively, "Employment Letter") by and between you and the Company, shall be terminated.

2.   PAY

     (a)  Salary

     The Company shall pay your current salary to you in twice monthly installments of $8,333.33 through the Termination Date. The Company shall also pay you for any accrued but unused vacation pay as of the Termination Date.

     (b)  Severance Pay

     The Company shall continue your current annual salary of $200,000 for a period of six (6) months commencing on the Termination Date (the "Severance Period"), payable on the Company's regular bi-monthly payroll dates. Such severance pay shall be inclusive of any pay in lieu of notice to which you may be entitled.

     (c)  Bonus

     The parties hereby acknowledge and agree that the Company shall pay you a performance bonus for second quarter of 2000 as provided in the Fiscal Year 2000 Executive Compensation Plan.

3.   BENEFITS

     By signing this Agreement, you are exercising your right to continue receiving group medical and dental insurance benefits to the extent authorized by and consistent with 29 U.S.C. ss. 1161 ET SEQ. (commonly known as "COBRA") from and after the Termination Date. Your rights and obligations under COBRA are generally described in the Company's notice to you concerning COBRA rights and obligations. Notwithstanding the terms of the COBRA notice, during the Severance Period the Company will continue to pay on your behalf all medical and dental insurance premiums, provided that you otherwise remain eligible for COBRA coverage.

4.   RESTRICTED STOCK

     The Company hereby notifies you of the exercise of its Repurchase Right under Section 3.1 of a certain Stock Restriction Agreement by and between you and the Company (the "Stock Restriction Agreement") to repurchase 520,938.625 Shares issued under that Stock


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Mr. Chris Butler
August 8, 2000
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Purchase Agreement for a per share purchase price of $1.00; provided, however, that the Company shall retain the right to repurchase an additional 52,094 Shares on the same terms provided herein prior to the end of the Severance Period if and only if you are in material breach of your obligations hereunder. Such purchase price shall be applied by the Company in partial prepayment of a certain Promissory Note in the initial principal amount of $833,502, which was issued by you in consideration for your original purchase of the Shares. Such prepayment shall discharge a like amount of the principal balance of the Promissory Note together with any accrued interest on such discharged principal balance. The restrictions on transfer set forth in Section 4 of the Stock Restriction Agreement shall continue to apply to the Shares retained by you.

5.   BOARD OF DIRECTORS; OTHER POSITIONS

     You hereby resign as a Director on the Company's Board of Directors and as a director and officer of any of the Company's subsidiaries effective as of the Termination Date. The parties agree that such resignation shall be effective without any further notice or action on your part.

6.   GENERAL RELEASES OF CLAIMS

     (a)  General Release of Claims by You

     1. For good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its predecessors, subsidiaries, successors, affiliates, and assigns, and the directors, officers, employees, shareholders, members and representatives of any of the foregoing, and all persons acting on behalf or through any of the foregoing (any and all of whom or which are hereinafter referred to as "Servicesoft"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, "Claims"), that you now have, own, or hold, or claim to have, own, or hold, or that you at any time had, owned, or held, or claimed to have had, owned, or held against Servicesoft, including Claims relating to your employment and termination of employment. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract; all Claims arising under the Employment Letter; all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Tide VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss. 621 et seq., as amended, and Chapter 151B of the


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Mr. Chris Butler
August 8, 2000
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Massachusetts General Laws; all Claims of defamation or damage to reputation;
all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation and all Claims for attorney's fees and costs. This general release of Claims shall not be construed to include a release of Claims that arise from the Company's obligations under this Agreement or any rights of indemnification to which you may be entitled under the Company's Certificate of Incorporation or By-laws. With respect to the Claims you are waiving herein, you are waiving your right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency. You further agree that if any agency or court assumes jurisdiction over any complaint or charge on your behalf against Servicesoft, you will request the immediate dismissal of the matter.


     (b)  General Release of Claims by the Company

     For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges you from any and all Claims that the Company now has, owns, or holds or claims to have, own, or hold or that the Company at any time had, owned, or held, or claimed to have had, owned, or held against you as a result of good faith acts or omissions undertaken in the best interests of the Company. This general release of Claims includes, without implication of limitation, a release of all Claims related to your performance of your responsibilities as an employee of the Company.

7.   NONCOMPETE AGREEMENT

     Notwithstanding anything in this Agreement to the contrary, you shall continue to be subject to the Employee Agreement between you and the Company (the "Noncompete Agreement"). Without otherwise limiting the scope of the Noncompete Agreement, you acknowledge and agree that you shall be subject to the following obligations during the period from the date hereof through the first anniversary of the Termination Date:

     (a) You will not engage, directly or indirectly (including as an owner, manager, stockholder, consultant, director, officer or employee) in a self-employment business or work for any enterprise which manufactures, assembles or markets products or services which compete with those of the Company without the express written authorization of the Company. The Company agrees that this post-termination restriction does not pertain to work you may engage in that does not relate to products or services being developed or marketed to maintenance and service organizations. Notwithstanding the foregoing, the Company agrees that you may own stock of a corporation that provides goods or services which are competitive with goods or services provided (or proposed to be provided) by the Company, if: (i) such stock is traded on a regular basis on regular securities exchanges or in over-the-counter markets;
(ii) you promptly provide written notice to the Company of your ownership of such stock; and (iii) the amount of such stock owned by you does not constitute more than two


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Mr. Chris Butler
August 8, 2000
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percent (2%) of the outstanding stock of any such corporation.

     (b) You shall not solicit, induce, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during any portion of the six (6) month period immediately preceding the Termination
Date), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

     (c) Induce or attempt to induce any of the Company's customers to reduce or curtail their business with the Company or terminate their relationship with the Company.

8.   NONDISPARAGEMENT

     The Company agrees not to make any statements that disparage you and you agree not to make any statements that disparage the Company or any of its products, services, employees, officers or directors. Notwithstanding the foregoing, statements made in the course of sworn testimony in legal proceedings or other statements required by law shall not be subject to this Section 8.

9.   TAX DEDUCTIONS AND REPORTING

     The Company shall reduce payments made to you pursuant to this Agreement by deductions and withholdings that it reasonably determines to be required for tax purposes and the Company shall make such tax-related reporting that it reasonably determines to be required with respect to consideration provided pursuant to this Agreement.

10.  NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS

     You are advised to consult with an attorney before signing this Agreement.

     This Agreement is the entire agreement between you and the Company, and all previous agreements, or promises between you and the Company are superseded, null, and void, except your Noncompete Agreement.

     You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to the Company so that it is received by the Company within twenty-one (21) days of your receipt of this Agreement, this Agreement will not be valid. In the event that you execute and return this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that the Company receives before the end of such period, and that this Agreement shall not become


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Mr. Chris Butler
August 8, 2000
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effective or enforceable until the expiration of such revocation period. The
"Effective Date" of this Agreement shall be the date which is seven (7) days from the date of execution of this Agreement.

     By signing this Agreement, you acknowledge that you are doing so voluntarily. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

     In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. The law of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws provisions of Massachusetts law. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

     If you agree to these terms, please sign and date below and return this Agreement to the Company within the time limitation set forth above.

     This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

                                       Sincerely,

                                       SERVICESOFT TECHNOLOGIES INC.


                                       By: /s/ Daniel J. Kossmann
                                           -------------------------------------
                                           Name:  Daniel J. Kossmann
                                           Title: CFO

ACCEPTED AND AGREED:

/s/ Chris Butler                        August 10, 2000
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Chris Butler                            Date